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Pricing Supplement dated June 6, 2003	                                                     Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and	                                              File No. 333-84692
Prospectus Supplement dated April 4, 2002)


			TOYOTA MOTOR CREDIT CORPORATION
			     Medium-Term Note - Floating Rate
________________________________________________________________________________
Principal Amount: $200,000,000			Trade Date: June 6, 2003
Issue Price: See "Plan of Distribution"		Original Issue Date: June 12, 2003
Initial Interest Rate:  See "Additional 		Net Proceeds to Issuer: $199,822,000
        Terms of the Notes -- Interest"		Principal's Discount
Interest Payment Period: Quarterly	 	    or Commission: 0.089%
Stated Maturity Date: June 12, 2006
________________________________________________________________________________

Calculation Agent: Deutsche Bank Trust Company Americas
Interest Calculation:
  [X]  Regular Floating Rate Note		[ ]  Floating Rate/Fixed Rate Note
  [ ]  Inverse Floating Rate Note			  (Fixed Rate Commencement
         (Fixed Interest Rate): 			   Date):
  [ ]  Other Floating Rate Note			  (Fixed Interest Rate):
  (see attached)

    Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
        [ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
        [X]  LIBOR	[ ]  Treasury Rate		[ ]  Other (see attached)
                   If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
                                                                            [X]  Telerate Page: 3750

    Initial Interest Reset Date: September 12, 2003   Spread (+/-): +0.03%
    Interest Rate Reset Period: Quarterly	            Spread Multiplier:  N/A
    Interest Reset Dates: March 12, June 12,            Maximum Interest Rate: N/A
      September 12, December 12
    Interest Payment Dates: March 12, June 12,        Minimum Interest Rate:  N/A
      September 12, December 12, commencing      Index Maturity: 3 month
      September 12, 2003		             Index Currency:  U.S. dollars

Day Count Convention:
  [ ]  30/360 for the period from       to
  [X]  Actual/360 for the period from June 12, 2003 to June 12, 2006
  [ ]  Other (see attached)

Redemption:
  [X]  The Notes cannot be redeemed prior to the Stated Maturity Date.
  [ ]   The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
        Initial Redemption Percentage: N/A
        Annual Redemption Percentage Reduction: N/A

Repayment:
  [X]  The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %
Currency:
  Specified Currency:  U.S. dollars
      (If other than U.S. dollars, see attached)
  Minimum Denominations:
      (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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			___________________________

			Citigroup Global Markets Inc.
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			ADDITIONAL TERMS OF THE NOTES

Interest
  The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on June 10, 2003 plus 0.03%.


Plan of Distribution
  Under the terms of and subject to the conditions of a terms agreement under a First Amended and Restated Distribution
Agreement dated September 3, 1998 between
TMCC and Merrill Lynch & Co., Merrill Lynch, Pierce,
Fenner & Smith Incorporated,
Credit Suisse First Boston Corporation, Goldman, Sachs & Co.,
J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc., now knownas Citigroup Global
Markets Inc.("Citigroup"), as amended by Amendment
No. 1 thereto, dated January 12, 2000, Amendment No. 2
thereto, dated August 24, 2001 and Amendment No. 3 thereto, dated April 4, 2002 (as amended, the "Agreement"),
Citigroup, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.911% of their principal amount. Citigroup may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by Citigroup.

Under the terms and conditions of the Agreement, Citigroup is committed to take and pay for all of the Notes offered hereby if any are taken.